                                                                                                   Exhibit 99
News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
                                                            Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports First Quarter Results

SYRACUSE, N.Y. — April 23, 2009 — Community Bank System, Inc. (NYSE: CBU) generated quarterly net income of $10.5 million in the first quarter of 2009, a decrease of 4.0% compared to the $10.9 million reported for the first quarter of 2008.  Quarterly earnings per share of $0.32, were $0.04, or 11.1% below the $0.36 reported in the first quarter of 2008.  Cash earnings per share for the quarter (which excludes the after-tax effect of the amortization of intangible assets and acquisition-related market value adjustments) were $0.37, which is $0.05 per share, or 15.6% higher than GAAP-reported results.

“Our disciplined approach to the very challenging market conditions produced solid results for the first quarter of 2009,” said President and Chief Executive Officer Mark E. Tryniski.  “Our efforts yielded an expansion of net interest income from organic and acquired growth of loans and core deposits, a stable net interest margin, sound asset quality, as well as growth in non-interest income sources.  However, additional operating costs, principally acquisition-related, along with significantly higher FDIC insurance assessments, combined with our decision to remain in a very liquid position throughout the quarter, resulted in a net reduction in earnings.  We are pleased with the solid progress realized integrating the 18 branch-banking centers acquired from Citizens Financial in November 2008, which added over $560 million of deposits and $110 million of loans to our market-leading, northern New York footprint.”

First quarter net interest income grew to $40.2 million, an increase of 12.9% above first quarter 2008, and reflected an 11.3% increase in average loans, as well as a one basis point improvement in net interest margin to 3.82%.  The Company’s stable margin results were the result of a 70-basis point reduction in the total cost of funds, which was reflective of continued disciplined deposit pricing, offset by a 67-basis point decline in earning asset yields, including cash equivalents.

First quarter non-interest income (excluding securities gains/losses) increased $3.0 million, or 17.5% over the same period last year.  Deposit service fees increased $0.8 million, with the growth derived from the branch acquisition, partially offset by lower customer utilization of core depository services, in part due to generally lower consumer consumption.  Mortgage banking and other service revenues grew $1.7 million, reflective of very robust secondary market mortgage activities in the quarter.  The Company’s employee benefits administration and consulting businesses posted an 11.0% increase in revenue over the first quarter 2008, primarily a result of the Alliance Benefit Group MidAtlantic (“ABG”) acquisition completed in July 2008.  First quarter wealth management revenues decreased 6.0% from the first quarter of 2008, reflective of continued difficult market conditions.  First quarter 2008 investment securities gains of $0.3 million reflected proceeds received from the VISA initial public offering.

Quarterly operating expenses (excluding acquisition expenses) of $44.3 million increased 15.4% over the first quarter of 2008, and primarily reflected the ABG acquisition completed in July 2008 and the 18 branches purchased last November.  The Company also recorded an additional $1.3 million of FDIC-insurance assessments, and incurred higher pension costs related to the investment performance of its underlying assets in 2008.

Financial Position

Average earning assets for the first quarter were $4.70 billion, up $147.9 million from the fourth quarter of 2008, and included $58.2 million of organic and acquired loan growth, and an $89.7 million increase in average investment securities and cash equivalents, reflective of the net liquidity generated from the Citizens’ branch acquisition and organic deposit growth.  Compared to the first quarter 2008, average earning assets increased $525.6 million, comprised of loan growth of $318.4 million, and additional investment securities, including cash equivalents, of $207.2 million.  Average deposits for the first quarter were $3.77 billion, an increase of $245.4 million from the fourth quarter of 2008, and reflective of both the November branch acquisition, as well as meaningful organic growth in core deposits in the first quarter of 2009.  Average borrowings for the quarter of $862.0 million were $65.5 million below the fourth quarter.  Average shareholders’ equity for the quarter of $546.1 million was $63.4 million above the first quarter of 2008, and included the $50 million in common equity (2.5 million shares) raised in October 2008, in support of the branch acquisition.

Mr. Tryniski added, “The Company’s first quarter results reflect our long-term commitment to a disciplined and balanced strategy for growth within our markets.  We again produced solid results in our business lending portfolio, with annualized growth of 7.6% for the quarter.  We remain free of exposure to subprime or other higher-risk mortgage products within our real estate and investment portfolios, and our mortgage delinquency ratio of 1.04% remains significantly below the industry-wide ratio, of nearly 8%.  Our consumer real estate and installment lending portfolios experienced modest seasonal balance declines in the quarter and reflect the comparatively stable conditions prevalent in our primary markets.”

Asset Quality

The current quarter’s provision for loan losses of $2.8 million was $0.4 million higher than the fourth quarter of 2008, reflecting a consistent, yet still historically favorable level of net charge-offs.  The ratio of loan loss allowance to total loans outstanding was 1.29% as of March 31, 2009, compared to 1.26% at the end of the fourth quarter of 2008.

Net charge-offs in the first quarter were $2.3 million, compared to $2.4 million in the fourth quarter of 2008, and $0.8 million in the first quarter of 2008, and included one $0.5 million charge-off from a single commercial relationship.  The first quarter net charge-off ratio of 0.30% was consistent with the fourth quarter of 2008.

Nonperforming loans as a percentage of total loans at March 31, 2009 were 0.49%, up from 0.40% at the end of the fourth quarter, and up 17 basis points from the very favorable 0.32% at the end of last year’s first quarter.  The delinquency ratio of 1.33% was down 10 basis points from the end of the fourth quarter, and up 34-basis points from March 2008, and remains below long-term historical levels.  Nonperforming assets to total assets moved up four basis points to 0.31%, versus the 0.27% level reported at the end of the fourth quarter, and nine basis points above the very favorable 0.22% ratio reported a year ago.  These stable asset quality metrics illustrate the continued effectiveness of the Company’s disciplined risk management and underwriting standards.

Government Sponsored Programs

In November 2008, the Company announced that it had chosen not to apply for funds through the U.S. Treasury Department’s Capital Purchase Program (CPP), which is part of the federal government’s Troubled Asset Relief Program (TARP).  Mr. Tryniski commented, “We continue to believe that we have and will continue to generate sufficient capital to respond to the needs and organic growth opportunities inherent in our marketplaces.”

The Company is participating in the FDIC’s Temporary Liquidity Guarantee Program, including the transaction account guarantee program, which insures all non-interest bearing transaction accounts regardless of dollar amount, and the debt guarantee program, which would guarantee newly-issued senior unsecured debt.

Dividend Approval

In February, the Company’s Board of Directors approved a quarterly dividend on its common stock of $0.22 per share, an increase of 4.8% over the first quarter of 2008.  Mr. Tryniski commented, “Last August, we were very pleased to provide our shareholders with the 14th dividend increase in the last 15 years, which represents an annualized yield of 4.9% based on the closing share price of $17.82 on April 22, 2009.  This increase underscores our commitment to continuing to provide consistent and favorable long-term returns to our shareholders.”

Conference Call Scheduled

Company management will conduct an investor call tomorrow (April 24, 2009) at 11:00 a.m. (ET) to discuss first quarter results.  The conference call can be accessed at 1-866-761-8674.  An audio recording will be available one hour after the call until June 30, 2009, and may be accessed at 1-888-284-7564 (access code 247225).  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=57472.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost.  This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company's website at: http://www.communitybankna.com.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $5.3 billion in assets and over 150 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in three northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the company's branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

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Summary of Financial Data
(Dollars in thousands, except per share data)
	2009	2008
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$46,791	$47,896	$46,731	$45,691	$46,515
Investment income	16,308	16,928	15,083	15,379	16,636
Total interest income	63,099	64,824	61,814	61,070	63,151
Interest expense	22,913	24,428	24,741	25,630	27,553
Net interest income	40,186	40,396	37,073	35,440	35,598
Provision for loan losses	2,810	2,395	1,985	1,570	780
Net interest income after provision for loan losses	37,376	38,001	35,088	33,870	34,818
Deposit service fees	9,018	9,409	9,044	8,910	8,261
Mortgage banking and other services	2,298	876	1,174	539	595
Trust, investment and asset management fees	2,033	1,927	2,234	2,324	2,163
Benefit plan administration, consulting and actuarial fees	7,007	6,612	6,931	5,933	6,312
Investment securities gains and (losses), net	0	0	0	(57)	287
Total noninterest income	20,356	18,824	19,383	17,649	17,618
Salaries and employee benefits	22,868	21,690	21,114	19,772	20,386
Professional fees	1,284	1,270	1,095	902	1,298
Occupancy and equipment and furniture	6,221	5,190	5,304	5,189	5,573
Amortization of intangible assets	2,105	2,003	1,727	1,645	1,531
FDIC insurance	1,375	626	665	277	110
Goodwill impairment	0	1,745	0	0	0
Other	10,436	10,097	9,313	9,165	9,476
Acquisition expenses	112	1,356	38	5	0
Total operating expenses	44,401	43,977	39,256	36,955	38,374
Income before income taxes	13,331	12,848	15,215	14,564	14,062
Income taxes	2,866	879	3,429	3,277	3,164
Net income	$10,465	$11,969	$11,786	$11,287	$10,898
Basic earnings per share	$0.32	$0.37	$0.39	$0.38	$0.37
Diluted earnings per share	$0.32	$0.36	$0.39	$0.37	$0.36
Diluted earnings per share-cash (1)	$0.37	$0.46	$0.44	$0.42	$0.41
Profitability
Return on assets	0.81%	0.95%	1.00%	0.98%	0.94%
Return on equity	7.77%	8.96%	9.62%	9.27%	9.08%
Cash return on equity	9.04%	11.22%	10.84%	10.44%	10.20%
Noninterest income/operating income (FTE)	31.5%	29.9%	32.3%	31.1%	30.5%
Efficiency ratio (2)	65.3%	64.4%	62.4%	62.1%	64.8%
Components of Net Interest Margin (FTE)
Loan yield	6.06%	6.20%	6.29%	6.43%	6.65%
Cash equivalents yield	0.25%	0.66%	2.18%	1.93%	2.86%
Investment yield	5.82%	5.87%	5.78%	5.94%	6.18%
Earning asset yield	5.79%	6.00%	6.13%	6.25%	6.46%
Interest-bearing deposit rate	1.76%	1.99%	2.21%	2.42%	2.68%
Short-term borrowing rate	4.19%	3.73%	3.87%	4.07%	4.17%
Long-term borrowing rate	4.65%	4.74%	4.72%	4.77%	4.79%
Cost of all interest-bearing funds	2.33%	2.53%	2.75%	2.92%	3.13%
Cost of funds (includes DDA)	2.00%	2.18%	2.36%	2.51%	2.70%
Net interest margin (FTE)	3.82%	3.86%	3.82%	3.78%	3.81%
Fully tax-equivalent adjustment	$4,025	$3,803	$3,645	$3,745	$3,890

Summary of Financial Data
(Dollars in thousands, except per share data)
	2009	2008
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$3,140,524	$3,082,283	$2,963,504	$2,869,338	$2,822,100
Cash equivalents	155,306	79,566	4,321	29,138	44,728
Taxable investment securities	842,496	853,306	766,581	750,820	764,234
Nontaxable investment securities	559,344	534,583	511,299	524,454	540,993
Total interest-earning assets	4,697,670	4,549,738	4,245,705	4,173,750	4,172,055
Total assets	5,235,252	5,035,398	4,712,423	4,639,946	4,642,019
Interest-bearing deposits	3,123,296	2,913,671	2,658,681	2,666,424	2,659,584
Short-term borrowings	477,184	478,875	477,139	420,392	426,116
Long-term borrowings	384,852	448,622	449,292	449,474	457,177
Total interest-bearing liabilities	3,985,332	3,841,168	3,585,112	3,536,290	3,542,877
Noninterest-bearing deposits	651,298	615,540	590,098	563,045	555,927
Shareholders' equity	$546,132	$531,627	$487,249	$489,444	$482,750
Balance Sheet Data
Cash and cash equivalents	$350,670	$213,753	$103,595	$123,233	$160,394
Investment securities	1,417,966	1,395,011	1,283,776	1,258,792	1,307,682
Loans:
Consumer mortgage	1,026,934	1,062,943	1,039,530	1,015,114	987,807
Business lending	1,078,593	1,058,846	1,028,400	1,011,137	998,443
Consumer installment	998,214	1,014,351	936,100	895,992	851,536
Total loans	3,103,741	3,136,140	3,004,030	2,922,243	2,837,786
Allowance for loan losses	40,053	39,575	37,413	37,128	36,428
Intangible assets	326,519	328,624	257,042	253,752	255,111
Other assets	165,890	140,599	155,489	136,891	133,870
Total assets	5,324,733	5,174,552	4,766,519	4,657,783	4,658,415
Deposits	3,862,165	3,700,812	3,226,393	3,247,348	3,243,382
Borrowings	756,854	760,558	901,659	772,646	766,153
Subordinated debt held by unconsolidated subsidiary trusts	101,981	101,975	101,969	101,963	101,956
Other liabilities	56,536	66,556	53,423	52,178	58,256
Total liabilities	4,777,536	4,629,901	4,283,444	4,174,135	4,169,747
Shareholders' equity	547,197	544,651	483,075	483,648	488,668
Total liabilities and shareholders' equity	5,324,733	5,174,552	4,766,519	4,657,783	4,658,415
Capital
Tier 1 leverage ratio	7.16%	7.22%	7.73%	7.75%	7.59%
Tangible equity / tangible assets	4.42%	4.46%	5.01%	5.22%	5.30%
Diluted weighted average common shares O/S(4)	32,792	32,710	30,254	30,257	30,034
Period end common shares outstanding	32,742	32,633	30,096	29,935	29,892
Cash dividends declared per common share	$0.22	$0.22	$0.22	$0.21	$0.21
Book value	16.71	16.69	16.05	16.16	16.35
Tangible book value	6.74	6.62	7.51	7.68	7.81
Common stock price (end of period)	16.75	24.39	25.15	20.62	24.56

Summary of Financial Data
(Dollars in thousands, except per share data)
	2009	2008
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$14,339	$12,126	$10,496	$11,080	$8,757
Accruing loans 90+ days delinquent	947	553	1,018	370	392
Total nonperforming loans	15,286	12,679	11,514	11,450	9,149
Other real estate owned (OREO)	1,383	1,059	837	637	1,027
Total nonperforming assets	16,669	13,738	12,351	12,087	10,176
Net charge-offs	2,332	2,390	1,700	870	779
Loan loss allowance/loans outstanding	1.29%	1.26%	1.25%	1.27%	1.28%
Nonperforming loans/loans outstanding	0.49%	0.40%	0.38%	0.39%	0.32%
Loan loss allowance/nonperforming loans	262%	312%	325%	324%	398%
Net charge-offs/average loans	0.30%	0.31%	0.23%	0.12%	0.11%
Delinquent loans/ending loans	1.33%	1.43%	1.26%	1.13%	0.99%
Loan loss provision/net charge-offs	121%	100%	117%	180%	100%
Nonperforming assets/total assets	0.31%	0.27%	0.26%	0.26%	0.22%

(1) Cash earnings excludes the after-tax effect of amortization of intangible assets, goodwill impairment, and market value adjustment amortization on acquired loans and deposits.
(2) Excludes gain (loss) on investment securities & debt extinguishment.
(3) Excludes intangible amortization, acquisition expenses, special charges and gain (loss) on investment securities & debt extinguishment.
(4) Diluted weighted average common shares outstanding has been stated to comply with the provisions of FSP EITF 03-6-1.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.